Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-113070) of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement.  We also consent to the use in this Registration Statement on Form N-4 (File No. 333-113070) of our report dated April 23, 2013, relating to the financial statements of Protective Variable Annuity Separate Account, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

April 26, 2013